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EXTRACT FROM STIPULATION AND CONSENT ORDER WAIVING CHALLENGE DEADLINE


      " 1. Presencia shall pay at confirmation of a plan of reorganization or liquidation the sum of $25,000 to Drinker Biddle & Reath LLP, attorneys for the Creditors' Committee, for the benefit of the Debtor's general unsecured creditors and professionals retained by the Creditors' Committee."